Exhibit 10.96

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

COOPERATION AGREEMENT

between

NENTER & CO., INC.

and

AMYRIS, INC.

dated as of 26 October 2016

This COOPERATION AGREEMENT (this “Agreement”), dated as of 26 October 2016, is entered into by and between Nenter & Co., Inc., a company duly established and validly existing under the laws of the People’s Republic of China, whose registered address is 197 Oriental Road, High Tech Development Zone, Jingzhou City, Hubei Province, 434000, China (“Nenter”) and Amyris, Inc., a company duly established and validly existing under the laws of the State of Delaware, United States of America, whose address is 5885 Hollis Street, Ste. 100, Emeryville, CA 94608 (“Amyris”) (each of Nenter and Amyris may be referred to herein as a “Party” and collectively, as the “Parties”).

WHEREAS, the Parties desire to collaborate to develop and sell new technology and/or commercial products based on [*] (as defined herein) (the “Collaboration”);

WHEREAS, Amyris’ responsibilities under the Collaboration shall be conducting certain research and development activities pursuant to a project plan to produce [*] Products (as defined herein); and

WHEREAS, Nenter’s responsibilities under the Collaboration shall be manufacturing and commercializing such [*] Products, depending on the success of certain milestones agreed between the Parties.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Nenter and Amyris hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.        Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Action” means any action, claim, suit, arbitration, litigation, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Cooperation Agreement, including all associated Exhibits attached hereto.

“Amyris” has the meaning set forth in the Preamble.

“Amyris Indemnified Party” has the meaning set forth in Section 8.03(a).

“Assertions” has the meaning set forth in Section 5.02.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or China.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Chair” has the meaning set forth in Section 2.01.

“Collaboration” has the meaning set forth in the Recitals.

“Commercialization Plan” has the meaning set forth in Section 2.03(a)(iv).

“Confidential Information” means, with respect to a Disclosing Party, all information of any kind whatsoever (including compilations, data, materials, drawings, formulae, models, patent disclosures, inventions, procedures, processes, financial projections, market projections, protocols, results of experimentation and testing, product samples, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including apparatus, compositions, documents, drawings, machinery, unpublished patent applications, records, reports), which are marked or otherwise identified as “confidential” at the time of disclosure to the Receiving Party or that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. Confidential Information includes the terms and existence of this Agreement. Notwithstanding the foregoing, information shall not be considered Confidential Information if the Receiving Party establishes such information: (a) has been publicly known prior to disclosure by the Disclosing Party; (b) has become publicly known, without fault of the Receiving Party, subsequent to the disclosure of such information by the Disclosing Party; (c) has been received by the Receiving Party at any time, from a source other than the Disclosing Party, and such source rightfully has possession of and the right to disclose such information to the Receiving Party; (d) is otherwise known by the Receiving Party prior to the disclosure of such information by the Disclosing Party; or (e) has been independently developed by or on behalf of Personnel of the Receiving Party without access to or use of such information disclosed by the Disclosing Party.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or by contract.

“[*] Field” means any substance(s) or mixture(s) thereof intended to be [*].

“Disclosing Party” has the meaning set forth in Section 9.02.

“Effective Date” means the latter of the date of the shareholders’ meeting whereby Guanfu Holding Co., Ltd., the sole shareholder of Nenter, approves this Agreement or the date of approval of this Agreement by Amyris’s Board.

“Executive Officers” means, (a) in the case of Amyris, the Chief Executive Officer and (b) in the case of Nenter, the chairman of the board of directors.

“Field of Use” means any use or application primarily related to [*], but excluding the [*] Field.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Force Majeure Event” has the meaning set forth in Section 11.01.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or municipal government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, including acting in the capacity of conservator.

“Indemnified Party” has the meaning set forth in Section 8.03(c).

“Indemnifying Party” has the meaning set forth in Section 8.03(c).

“Intellectual Property” means all rights in the following in any jurisdiction throughout the world: (i) Patents, (ii) Trademarks, (iii) copyrights, including copyrights in computer software, (iv) registrations and applications for registration of any of the foregoing under subclauses (i) – (iii) of this definition, and (v) Know-How.

“JSC” has the meaning set forth in Section 2.01.

“JV” has the meaning set forth in Section 4.03(a).

“Know-How” means any and all technical information, research and development information, trade secrets, formulae, technical specifications, directions, instructions, user guides, operation guides, test protocols, test and qualification approaches, procedures and results, studies, analyses, raw material sources, data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, enhancements, modifications, technological developments, techniques, systems, tools, designs, schematics, semiconductor masks, business specifications, engineering drawings and software code.

“Law” means any federal, national, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).

“Material Adverse Change” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of Amyris, or (b) the ability of Amyris to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Amyris operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Amyris; (v) any matter of which Nenter is aware on the Effective Date based on the information provided and disclosed by Amyris; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Amyris; (viii) any Force Majeure Event; or (ix) any failure by Amyris to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Nenter” has the meaning set forth in the Preamble.

“Nenter Indemnified Party” has the meaning set forth in Section 8.03(a).

“Nenter Targets” means the results and milestones set forth in a Project Plan that determine whether Nenter has successfully completed its obligations with respect to creating a cost-effective and high-conversion rate conversion process from [*] to [*] Products.

“Party” has the meaning set forth in the Preamble.

“Patents” means all patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filing in any country or jurisdiction claiming priority therefrom.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or Governmental Authority.

“Personnel” means a Party’s directors, officers, employees, agents and independent consultants, contractors, accountants and attorneys.

“Project Plan” has the meaning set forth in Section 4.01(a).

“R&D Targets” means the results and milestones set forth in a Project Plan that determine whether Amyris has successfully completed its obligations with respect to the research and development of [*] Products.

“Receiving Party” has the meaning set forth in Section 9.02.

“Term” has the meaning set forth in Section 3.01.

“Trademarks” means trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated therewith.

“[*]” means [*], or a derivative thereof.

“[*] Achievement Date” means the date that Amyris achieves all the R&D Targets applicable to the production of [*].

“[*]” means intermediate products created in the process of synthesizing [*] that can be later converted to [*] through chemical synthesis.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“[*] Achievement Date” means the date that (i) Amyris achieves all of the R&D Targets applicable to the production of [*] and (ii) Nenter achieves all of the Nenter Targets.

“[*] Products” means [*], as applicable.

“Warrant” means a warrant to purchase ten million (10,000,000) shares of common stock of Amyris (the “Warrant Shares”) at a price of fifty cents ($0.50) per share, for an aggregate purchase price of five million dollars ($5,000,000) (the “Warrant Exercise Price”), substantially in the form of Exhibit A.

“Warrant Exercise Price” has the meaning set forth in the definition of “Warrant”.

“Warrant Shares” has the meaning set forth in the definition of “Warrant”.

Article II
JOINT STEERING COMMITTEE

Section 2.01.         Joint Steering Committee; Responsibilities. Within forty-five (45) days of the Effective Date, the Parties shall establish a joint steering committee consisting of two (2) persons appointed by Amyris and two (2) persons appointed by Nenter (the “JSC”) to carry out the responsibilities set forth in Section 2.03. Each Party may replace either or both of its JSC members for any reason at any time, effective upon the delivery of prior written notice to the other Party of any such change. One (1) committee member shall be appointed by Amyris as the chairperson of the JSC (the “Chair”) to organize and preside over meetings. Each Party shall bear all expenses relating to its members’ participation on the JSC, including their attendance at JSC meetings. The JSC shall continue to exist until the termination or expiration of this Agreement.

Section 2.02.        Meeting Procedure. The JSC shall meet as needed (but not less than once per quarter) during the Term, at times and places or in such form (such as by telephone conference) as the JSC determines. For a JSC meeting to be held, at least one (1) member from each Party must participate in such meeting, including the Chair. For each JSC meeting, the Chair shall provide the committee members, no later than thirty (30) days before the meeting (unless such meeting is an emergency meeting), with notice of the location, time, and, if applicable, dial-in phone numbers, the prior agreed meeting agenda, and, to the extent provided by each Party, copies of any relevant documentation and applications for consideration at the meeting. Each Party shall attempt in good faith to accommodate the scheduling concerns of the other Party in scheduling JSC meetings. The Chair shall be responsible for preparing and circulating, within ten (10) Business Days after a JSC meeting, draft minutes of such JSC meeting for approval by the JSC members; provided that the Chair may delegate such preparation and circulation of such minutes to another person that participates in the JSC meeting. Such minutes shall include detailed records of discussions and detailed descriptions of agreed actions and next steps. Any objections to draft minutes shall be raised within ten (10) Business Days of receipt thereof, and any JSC member raising an objection shall propose alternative language for the minutes within such ten (10) Business Day period. The JSC

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

members shall use good faith efforts to resolve promptly and in an amicable manner any disagreements over minutes of JSC meetings. If no objection is raised during the ten (10) Business Day period following distribution of draft minutes, the minutes shall be deemed approved by the JSC.

Section 2.03.        Responsibilities of the JSC.

(a)           The JSC shall be the forum to monitor, review and set direction of the Parties’ activities under this Agreement, and the JSC is specifically responsible for performing the following tasks under this Agreement:

(i)           evaluating and deciding on any modifications to the Project Plan in accordance with Section 4.02;

(ii)          issuing such reports and furnishing such information as the JSC determines, in its discretion, are necessary or appropriate to keep the Parties informed of the progress of the Project Plan;

(iii)        notifying the Parties of any actual or potential technical issues of or deviations from the Project Plan;

(iv)        determining whether to pursue the plan to manufacture and commercialize (A) [*] pursuant to Section 4.03(a) or (B) [*] pursuant to Section 4.03(b) (each such plan, a “Commercialization Plan”); and

(v)         performing such other functions as are expressly assigned to the JSC under this Agreement or that further the purpose of this Agreement as determined by the mutual written agreement of the Parties from time to time.

(b)         For the avoidance of doubt, the JSC shall only have the powers specifically delegated to it by this Agreement and shall have no authority or ability to direct or manage Amyris’ execution of the Project Plan. Without limiting the foregoing, the JSC has no authority to, and shall not purport or attempt to:

(i)           negotiate agreements on behalf of any Party;

(ii)          make representations or warranties on behalf of any Party;

(iii)        waive rights of any Party;

(iv)        extend credit on behalf of any Party;

(v)         take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property on behalf of any Party; or

(vi)        make amendments to this Agreement on behalf of any Party (but subject to Section 11.07).

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)          The JSC may at any time establish one (1) or more subcommittees and/or a technical committee, which shall have the responsibilities assigned to them by the JSC, which may include, the issuance of reports and recommendations to the JSC; provided, that the JSC may not delegate or assign to any such committee any of the duties of the JSC set forth in this Section 2.03.

Section 2.04.        Decision-making; Deadlock. All decisions allocated to the JSC shall require a unanimous, affirmative vote for approval, with one (1) vote cast collectively by each Party’s JSC members. Each Party agrees that its JSC members will consider the other Party's comments and concerns in good faith on each decision. In the event that the JSC is unable to reach a unanimous agreement on a decision voted upon by it, then either Party may, within five (5) Business Days after such failed vote, escalate the matter with written notice to the counter Party’s Executive Officer. If the Executive Officers are unable to reach a mutually satisfactory resolution of the applicable issue within five (5) Business Days after such escalation, then the Parties shall continue to discuss such issue in good faith but shall continue to perform this Agreement with the matter voted upon by the JSC remaining unapproved. JSC decisions or the failure of the JSC to achieve a unanimous agreement on any decision delegated to it or the failure of the Executive Officers to achieve unanimous agreement on any matter appealed to them under this Section 2.04 shall not be subject to additional review or appeal, including under the dispute resolution procedures in Section 11.09, except to the extent a breach of this Agreement is alleged in good faith. For the avoidance of doubt, any dispute that is not of a type described in this Section 2.04 shall be subject to and governed by Section 11.09 of this Agreement.

Section 2.05.        Obligation to Inform JSC. Subject to any prohibitions or restrictions on disclosure under Applicable Laws or binding contractual obligations, each Party shall notify the JSC promptly in the event that it becomes aware of any development or failure (including, for the avoidance of doubt, the failure of Nenter to make reasonable progress with respect to achieving the Nenter Targets) that would reasonably be expected to materially impact the Collaboration.

Article III
TERM

Section 3.01.         Term. This Agreement shall commence and be effective beginning on the Effective Date and, unless terminated earlier as provided in Article X, shall continue in effect for (i) two (2) years from the Effective Date or (ii) if the Parties pursue a Commercialization Plan in accordance with this Agreement, five (5) years from the Effective Date (the “Term”).

Article IV
RESEARCH AND DEVELOPMENT OF [*] PRODUCTS

Section 4.01.        Project Plan.

(a)    Within two (2) months of the Effective Date, the Parties shall create a project plan that contains the details concerning the scope of work, protocols, specifications, schedule of

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

activities, timeline, milestones (including the R&D Targets and the Nenter Targets) and participating Personnel with respect to (i) Amyris’ research and development of [*] Products and (ii) Nenter’s research and development of a cost-effective high-conversion rate conversion process from [*] to [*] (the “Project Plan”);

(b)    Amyris shall use commercially reasonable efforts to diligently research and develop [*] Products, including achieving the R&D Targets.

(c)   Nenter shall use commercially reasonable efforts to diligently research and develop a cost-effective conversion process from [*] to [*], including achieving the Nenter Targets.

(d)   Each Party shall each provide reports to the JSC on reasonable intervals (but not less than once per quarter) detailing the progress such Party has made with respect to achieving the targets.

(e)    For the avoidance of doubt, the Collaboration is a research project whereby the successful completion thereof, including the achievement of the R&D Targets and/or the Nenter Targets, is not assured and, as long as each Party uses its commercially reasonable efforts to diligently perform its respective obligations, such Party shall not be in default or breach under this Agreement for any failure to achieve the R&D Targets or Nenter Targets, as applicable, or any particular result or milestone. The details concerning the scope of work, protocols, specifications, timeline and milestones of the Collaboration (including the R&D Targets and the Nenter Targets) will be agreed by the Parties in the Project Plan created by the Parties pursuant to Section 4.01(a).

Section 4.02.        Project Plan Modifications. Either Party may propose changes to the Project Plan to the other Party from time to time as appropriate in light of changed circumstances. Any change to the Project Plan will require unanimous approval of the JSC in accordance with Section 2.04. In the event that a proposed change to the Project Plan is not approved by the JSC as provided by the immediately preceding sentence, the then-current Project Plan shall remain in effect.

Section 4.03.        Commercialization Plans. Upon the JSC making the decision set forth in Section 2.03(a)(iv) and if Nenter exercises the Warrant in accordance with the terms and conditions therein, the Parties shall pursue one (1) of the following Commercialization Plans:

(a)                [*] Commercialization Plan. Within one (1) year of the [*] Achievement Date, the Parties shall establish a joint venture company (the “JV”) in China (or another location as mutually agreed by the Parties) that shall manufacture and commercialize [*] based on terms and conditions that are mutually agreed by the Parties, whereby:

(i)          Nenter shall own a majority of the outstanding equity interest of the JV; and

(ii)         Amyris shall grant the JV an exclusive, royalty-free, worldwide license to the necessary Patents and Know-How owned by Amyris solely for the purposes of manufacturing and selling [*] in the Field of Use. Amyris

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall not be responsible for contributing or providing any capital or tangible assets (including any tangible assets required for the construction and operation of a facility to manufacture [*]) to the JV, and the sole contribution by Amyris to the JV shall be the global exclusive license to the Patents and Know-How and the relevant technology of Amyris in the immediately preceding sentence.

(b)         [*] Conversion Commercialization Plan. If (i) Amyris achieves the R&D Targets applicable to the production of [*] and (ii) Nenter achieves the Nenter Targets, the Parties shall establish and implement a worldwide manufacturing and commercialization plan of [*] in the Field of Use, upon terms and conditions that are mutually agreed by the Parties, whereby:

1.                  Nenter shall, itself or through any of its Affiliates, within one (1) year of the [*] Achievement Date, initiate the construction of a facility located in [*] that shall use [*] [*] to manufacture [*] in the Field of Use;

2.                  If Amyris decides, due to existing capacity constraints, to construct a new facility for the sole purpose of manufacturing [*] as part of a joint venture with a third party, Amyris shall provide Nenter with a right of priority to enter into such joint venture with Amyris.  Amyris shall provide Nenter with notice of such decision to enter into such a joint venture and Nenter shall have thirty (30) days from the date of such notice to agree to participate in such joint venture. If Nenter does not agree to participate in such joint venture or otherwise fails to respond within thirty (30) days after the date of such notice, then Amyris shall be permitted to enter into such joint venture with any third party; and

3.                  Amyris shall grant Nenter the global exclusive purchase right for such [*] (which such global exclusive purchase right may be suspended if Nenter fails to initiate the facility construction in accordance with Section 4.03(b)(1)); provided that, in the event of such suspension, Amyris shall grant Nenter a global non-exclusive purchase right for such [*]) and Nenter shall (i) not use such [*] for any purpose other than in the Field of Use; (ii) not re-sell or otherwise transfer such [*] to any third party; (iii) be required to purchase a mutually-agreed minimum amount of such [*] each year after Nenter exercises such option and (iv) not engage, without Amyris’ prior written consent, in any discussions or negotiations with any third party regarding any actual or potential supply agreement or similar arrangement relating to [*].

Article V
INTELLECTUAL PROPERTY

Section 5.01.        Ownership of Intellectual Property.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)          As between the Parties, Nenter acknowledges that all right, title and interest in and to any Intellectual Property (i) owned by Amyris as of the Effective Date and (ii) created by Amyris, its Affiliates or any of their respective Personnel after the Effective Date (whether or not created in connection with fulfilling its obligations under this Agreement) shall remain the sole and exclusive property of Amyris. No license is granted herein by or to Nenter with respect to or under any of Amyris’ Intellectual Property.

(b)                Amyris shall own all, right, title and interest in and to any Intellectual Property created by Nenter, its Affiliates or any of their respective Personnel that relates to the composition, use or manufacture of [*] Products (other than creating a cost-effective conversion process from [*] to [*] developed by Nenter that do not relate primarily to [*] Products), including the strain construction, fermentation, and scaling up of [*] through biotechnology, and Nenter hereby assigns, and shall cause such Affiliates and such Personnel to assign, all right, title and interest in and to such Intellectual Property to Amyris. Nenter shall promptly notify Amyris within thirty (30) days of any such Intellectual Property created by Nenter. The Parties agree that all such Intellectual Property created by Nenter shall be included in the exclusive license granted by Amyris to the JV under Section 4.03(a)(ii).

(c)               Nenter shall own all, right, title and interest in and to any Intellectual Property created by Amyris, its Affiliates or any of their respective Personnel that relates to the creation of a cost-effective conversion process from [*] to [*] developed by Nenter pursuant to the Project Plan that does not relate primarily to [*] Products, and Amyris hereby assigns, and shall cause such Affiliates and such Personnel to assign, all right, title and interest in and to such Intellectual Property to Nenter. Amyris shall promptly notify Nenter within thirty (30) days of any such Intellectual Property created by Amyris.

Section 5.02.        Infringement Proceedings. Nenter shall promptly notify Amyris in writing of any actual or suspected infringement, violation or misappropriation of Amyris’ Intellectual Property that Nenter becomes aware of. Amyris shall have the sole right, but not the obligation, to prosecute or defend against any infringement, violation or misappropriation of its or third party’s Intellectual Property and other similar Actions against or by third parties (collectively, “Assertions”). If requested by Amyris, Nenter shall reasonably cooperate with Amyris in any such Assertions at Amyris’ expense (including, upon the request of Amyris, joining as a plaintiff or defendant in any such Assertion). Unless otherwise agreed by the Parties, any award, or portion of an award, recovered in any such Assertion shall belong solely to Amyris.

Article VI
CONSIDERATION

Section 6.01.        Warrant. Promptly following the Effective Date, in consideration of Nenter’s undertakings and covenants in this Agreement and the performance of its obligations hereunder, Amyris shall issue a Warrant to Nenter in accordance with the terms and conditions contained therein. Amyris shall notify and provide reasonable assistance to Nenter, at Nenter’s expense and within ninety (90) days of Nenter paying the Warrant Exercise Price, with respect to

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any application and filing procedure in accordance with applicable Law or the rules of the Nasdaq Stock Market associated with Nenter’s exercise of the Warrant. The funds paid by Nenter for its exercise of the Warrant shall be legally sourced and otherwise in compliance with applicable Laws. If for any reason the exercise of the Warrant in accordance with the terms and conditions contained therein is deemed invalid or illegal under applicable Law or Amyris fails to obtain any approval, registration or filing that is required by Amyris for Nenter to lawfully exercise the Warrant, Amyris shall, within ten (10) days’ prior written notice from Nenter of such invalidity or illegality, refund the Warrant Exercise Price to Nenter to a bank account that shall be designated by Nenter in such notice.

Article VII
REPRESENTATIONS AND WARRANTIES

Section 7.01.        Representations and Warranties of Amyris. Amyris represents and warrants to Nenter that, except (i) as disclosed in the public filings of Amyris or (ii) as would not cause a Material Adverse Change, to the knowledge of Amyris, as of the Effective Date:

(a)          Organization and Authority. Amyris is a company duly incorporated and validly existing under the laws of the State of Delaware, United States, and has the capacity, right, power and authority to execute and perform its obligations under this Agreement.

(b)         No Conflict. The execution and performance by Amyris of its obligations under this Agreement do not:

(i)          conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a material default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound;

(ii)          violate any of the terms or provisions of its charter or by-laws (or similar organizational documents), as applicable; or

(iii)        violate any authorization, judgment decree or order or any Law applicable to Amyris.

(c)                No Immunity. No property owned by Amyris is entitled to immunity from set-off, suit, execution or attachment with respect to Amyris’ obligations under this Agreement.

(d)               No Material Adverse Change. Since the date that is one (1) year prior to the Effective Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(i)           event, occurrence or development that has resulted in a change in the ongoing conduct of business of Amyris that has had, or could reasonably be expected to have, a Material Adverse Change;

(ii)         material change to a material contract or agreement by which Amyris or any of its material assets is bound or subject; or

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)        written notice received by Amyris that contemplates a loss of, or material cancelation of an order from, any material customer of Amyris.

(e)                Litigation.

(i)          Except as set forth in Section 7.01(k), there are no Actions pending against or by Amyris affecting any of its properties or assets, which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Change.

(ii)        No judgment or order has been issued by a Governmental Authority against Amyris.

(f)           Compliance with Law. Amyris is and has, since the date that is one (1) year prior to the Effective Date, been in compliance with all applicable Laws.

(g)          Insurance. Amyris maintains insurance policies with reputable insurance carriers who are financially solvent. Amyris has not received written notice that such policies are not in full force and effect, and all premiums due on such policies have been paid and Amyris is otherwise in compliance in all material respects with the terms of such policies.

(h)         Labor Matters. There exists no material activity or proceeding of any labor union to organize Amyris’ employees nor ongoing or threatened strikes, slowdowns or work stoppages by employees of Amyris or employees of any contractor of Amyris, with respect to any material operations of Amyris. Amyris has complied in all material respects with all applicable labor laws, regulations and rules, and has paid all wages, social benefits and other funds required to be paid to its employees and/or applicable Governmental Authorities in all material respects.

(i)           Restriction on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Amyris which has the effect of restricting or impairing its acquisition of property or the conduct of its business as it is currently conducted.

(j)           Real Property. Amyris has good and valid title to, or a legal and valid leasehold interest in, all real property owned, leased or subleased by Amyris.

(k)          Ongoing Operation. There are no Actions pending or threatened in writing to effectuate the bankruptcy or insolvency (or similar status) of Amyris.

(l)                Intellectual Property. Except for the pending opposition proceedings by [*], there are no Actions pending that contest the validity or enforceability of any Patents owned by Amyris.

Section 7.02.        Representations and Warranties of Nenter. Nenter hereby represents and warrants to Amyris that, as of the Effective Date:

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)          Organization and Authority. Nenter is a company duly incorporated and validly existing under the laws of the People’s Republic of China, and has the capacity, right, power and authority to execute and perform its obligations under this Agreement.

(b)          No Conflict. The execution and performance by Nenter of its obligations under this Agreement do not:

(i)          conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a material default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound;

(ii)         violate any of the terms or provisions of its charter or by-laws (or similar organizational documents), as applicable; or

(iii)        violate any authorization, judgment decree or order or any Law applicable to Nenter.

Section 7.03.         No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AMYRIS HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A CUSTOM OF TRADE, COURSE OF DEALINGS, USAGE OR TRADE PRACTICE, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE [*] PRODUCTS AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY AMYRIS. WITHOUT LIMITING THE FOREGOING, AMYRIS SHALL HAVE NO LIABILITY WHATSOEVER TO NENTER OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON NENTER OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM: (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A [*] PRODUCT; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY AMYRIS; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

Article VIII
LIMITATIONs OF liability; indemnification

Section 8.01.        Exclusion of Consequential and Other Indirect Damages. EXCEPT FOR ANY DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE, FRAUD OR INTENTIONAL MISCONDUCT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE RESEARCH, DEVELOPMENT, MANUFACTURE OR SALE OF [*] PRODUCTS, OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 8.02.        Liquidated Damages. In the event Nenter requests a refund of the Warrant Exercise Price in accordance with Section 6.01, and Amyris fails to fully refund the Warrant Exercise Price when due in accordance with Section 6.01, Amyris shall pay Nenter liquidated damages of ten percent (10%) of the Warrant Exercise Price, compounded annually beginning on the day after the date upon which such refund was due.

Section 8.03.        Indemnification.

(a)          Amyris shall indemnify and defend Nenter, its Affiliates and its and their respective Personnel (each, a “Nenter Indemnified Party”) from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses) incurred or suffered by any such Nenter Indemnified Party to the extent based on or arising from any breach by Amyris or its Personnel of this Agreement, including claims brought by a third party pertaining thereto, other than claims for which Nenter is obligated to indemnify Amyris pursuant to Section 8.03(b).

(b)          Nenter shall indemnify and defend Amyris, its Affiliates and its and their respective Personnel (each, an “Amyris Indemnified Party”) from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses) incurred or suffered by any such Amyris Indemnified Party to the extent based on or arising out of any breach by Nenter or its Personnel of this Agreement, including claims brought by a third party pertaining thereto, other than claims for which Amyris is obligated to indemnify Nenter pursuant to Section 8.03(a).

(c)          The indemnification obligations in Section 8.03(a) and 8.03(b) are subject to the Party receiving indemnification thereunder (the “Indemnified Party”) giving the other Party (the “Indemnifying Party”), as applicable, (i) written notice of any third party claim for which indemnification is sought promptly after the Indemnified Party receives written notice of such claim; provided, however, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is adversely prejudiced by such failure; and (ii) sole control of the defense of such claim and reasonably cooperating with the Indemnifying Party in such defense at the Indemnifying

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party’s expense; provided, however, that the Indemnifying Party shall not enter into any settlement of any such claim without each Indemnified Party’s prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if the Indemnifying Party fails to assume the defense as required by this Section 8.03(c) within thirty (30) days after notice from the Indemnified Party of the applicable third party claim (or within such shorter time as is reasonably required by the circumstances) or fails diligently to pursue such defense, or there is a conflict or potential conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party may assume the defense of such third party claim at the Indemnifying Party’s expense, and the Indemnifying Party shall cooperate with the Indemnified Party at the Indemnifying Party’s expense in such defense.

(d)          Neither Party may (i) bring an Action against the other Party, (ii) seek indemnification from the other Party pursuant to this Section 8.03 or (iii) terminate this Agreement pursuant to Section 10.01, in each case of (i) – (iii), due to a breach of this Agreement by the other Party if more than one (1) year has passed from the date such Party learned of such breach, which such date shall be evidenced by a written notice delivered to the other Party.

Article IX
CONFIDENTIALITY

Section 9.01.         Duty to Furnish Confidential Information. Except as expressly required in this Agreement, neither Party shall have any obligation to furnish any Confidential Information to the other Party.

Section 9.02.        Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that, in connection with this Agreement, it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for ten (10) years thereafter:

(a)          not use or reproduce the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement;

(b)          maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.03, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent; provided, however, that the Receiving Party may disclose the Confidential Information to its Personnel who:

(i)          have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii)         have been apprised of this restriction; and

(iii)        are themselves bound by written nondisclosure agreements, or are otherwise subject to nondisclosure obligations, at least as restrictive as those set forth in this Section 9.02; provided, further, that the Receiving Party shall be responsible for ensuring its Personnel’s compliance with, and shall be liable for any breach by its Personnel of, this Section 9.02.

The Receiving Party shall use reasonable care (which shall be at least as protective as the efforts it uses for its own Confidential Information) to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted herein.

Section 9.03.        Exceptions. If the Receiving Party becomes legally compelled by any Governmental Authority to disclose any Confidential Information, the Receiving Party shall:

(a)    provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 9;

(b)   work with the Disclosing Party in an effort to seek an appropriate protective order or other remedy to prevent or limit public disclosure of such Confidential Information; and

(c)    disclose only the portion of Confidential Information that it is legally required to furnish.

Section 9.04.        Equitable Remedies. Each Party acknowledges and agrees that, due to the proprietary and competitively sensitive nature of the other Party’s Confidential Information, the Disclosing Party may be irreparably harmed in the event of any breach, or threatened breach, of provisions of this Agreement, and that monetary damages may not constitute a sufficient remedy as a result thereof. Accordingly, each Party agrees that in the event of any such breach or threatened breach of this Section 9, the Disclosing Party, in addition to any other remedies it may have at law or in equity, shall be entitled to seek equitable relief, including injunctive relief or specific performance or both in any court of competent jurisdiction.

Section 9.05.        Third Parties. Each Party further acknowledges that certain information, materials or other products that may be supplied to a Party under this Agreement may be proprietary to third parties. In the event that this occurs, the Parties agree that such third parties may impose obligations on the Receiving Party, directly or through the Disclosing Party, regarding use, non-analysis, disposition, inventory tracking and record keeping regarding such materials.

Article X
TERMINATION

Section 10.01.      Termination for Cause. In the event that either Party fails to comply with any material term or condition of this Agreement and such failure materially affects the interest of the other Party to enter into this Agreement, then such other Party, in addition to any other remedies it may have at law or in equity, shall have the right to terminate this Agreement on written notice stating the reason for termination, after first having delivered sixty (60) days’ prior written notice to the breaching Party, unless, within such sixty (60) day period, the breaching Party remedies the condition(s) giving rise to the Party’s termination right under this Section 10.01 .

Section 10.02.      No Prejudice; Effect of Termination. Except as set forth in this Agreement, the termination of this Agreement for any reason shall not affect any liabilities or obligations of either Party arising before such termination or out of the events causing such termination, or any damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity.

Section 10.03.       Exception. Either Party may terminate this Agreement, without being construed as such Party’s default of this Agreement, if an applicable Governmental Authority in any jurisdiction disapproves of or refuses to authorize the main purpose of the Collaboration (if applicable or required) under this Agreement. For the avoidance of doubt, this Agreement shall not be effective, and the terms and conditions of this Agreement shall have no force or binding effect, until the date of the shareholders’ meeting whereby Guanfu Holding Co., Ltd., the sole shareholder of Nenter, approves this Agreement, which approval (or disapproval) must be provided within ten (10) days of the date hereof.

Section 10.04.      Survival. The provisions of this Agreement which, by their nature and content, are intended, expressly or impliedly, to continue to have effect notwithstanding the completion, rescission, termination, or expiration of this Agreement, shall survive and continue to bind the Parties, including Articles I, V, VI, VII, VIII and XI and Sections 10.02 and 10.04.

Article XI
GENERAL PROVISIONS

Section 11.01.       Force Majeure. If either Party is wholly or partially prevented from, or delayed in performing, any of its obligations hereunder, in either case, by reason of events beyond the applicable Party’s reasonable control (including elements of nature or acts of God, fire, explosion, natural disasters, floods, earthquakes, embargoes, strikes, epidemics, pandemics, war, acts of terrorism, nuclear disasters, riots, civil disorders, rebellions or revolutions in any country, failure of a third party telecommunications provider, Internet provider or utility or other similar events, to the extent that such events (i) were not caused due to the intentional acts or omissions, negligence or malfeasance of the affected Party or (ii) cannot reasonably be circumvented by the affected Party through the use of commercially reasonable alternate sources, work-around plans or other means of equal or lesser cost to the affected Party) (each, a “Force Majeure Event”), then, the affected Party shall not be responsible for the failure or delay caused by such Force Majeure Event, and the time for performance shall be extended for a period equal to the duration of the Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected Party shall notify the other Party in writing thereof as promptly as reasonably practicable and provide an estimate of the expected delay in performance due to such Force Majeure Event. The affected Party shall use commercially reasonable efforts to minimize the impact of any Force Majeure Event on its performance.

Section 11.02.      Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including all taxes, fees instituted by a Governmental Authority or fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

Section 11.03.      Relationship of the Parties. Each Party is an independent contractor relative to the other Party under this Agreement. This Agreement is not a partnership agreement, and, except as set forth in Section 4.03(a), nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties. No employee or representative of a Party, per this Agreement, shall have any authority to bind or obligate the other Party or to create or impose any contractual or other liability on the other Party.

Section 11.04.      No Assignment. Without the prior written consent of the other Party, neither Party may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder (except that Nenter is entitled to sell or transfer the warrant shares under this Agreement). Any assignment or delegation or attempted assignment or delegation not in accordance with this Section 11.04 shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted successors and assigns.

Section 11.05.      Third Party Beneficiaries. All rights, benefits, and remedies under this Agreement are solely intended for the benefit of the Parties and their respective permitted successors and assigns. No third party shall have any rights whatsoever to enforce any obligation contained this Agreement, seek a benefit or remedy for any breach, or take any other action relating to this Agreement under any legal or equitable theory.

Section 11.06.       Entire Agreement. This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, whether oral or written, by or between the Parties with respect to the subject matter of this Agreement.

Section 11.07.      Amendments. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof, nor shall any waiver by a Party of any term or condition of this Agreement in any one (1) or more instances, be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.08.      Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any applicable Laws.

Section 11.09.      Use of Amyris’ Name by Nenter. Amyris hereby grants Nenter an authorization to use the name and related Trademarks of Amyris for the purpose of marketing and promoting [*] Products hereunder; provided that (a) Amyris must give Nenter prior consent to each such use in advance in writing, (b) Nenter shall at all times represent in each such use that such name and related Trademarks are owned by Amyris when in use and (c) any and all goodwill, rights or interests that might be acquired by such use shall inure to the sole benefit of Amyris.

Section 11.10.      Governing Law and Settlement of Disputes.

(a)          This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)          Subject to Section 2.04, Any dispute, controversy or claim arising out of or relating to this Agreement, including any contractual, pre-contractual or non-contractual rights, obligations or liabilities and any question regarding the existence, validity, interpretation, breach of termination or invalidity hereof, shall be resolved through arbitration conducted at and in accordance with the rules and procedures of arbitration of the Hong Kong International Arbitration Center, as may be modified as agreed to by the Parties in writing. The arbitration shall be heard by three (3) arbitrators. Each Party shall nominate one (1) arbitrator within five (5) Business Days after the dispute is submitted to arbitration and the two (2) Party-nominated arbitrators shall select the third arbitrator within five (5) days following the nomination of the second Party-nominated arbitrator. If either Party fails to nominate an arbitrator or the two (2) Party-nominated arbitrators fail to select a third arbitrator, in each case, the arbitrator(s) shall be selected by the Hong Kong International Arbitration Center. Following selection of the arbitral tribunal, upon the request of the Parties, the arbitral tribunal shall hear the Parties’ presentations within thirty (30) days of such request. The arbitration proceedings shall be concluded within thirty (30) days after commencement of such proceedings. Within ten (10) Business Days of the conclusion of the arbitration proceedings, the arbitral tribunal shall present to the Parties a written decision regarding the dispute, which shall set forth the findings of fact and conclusions of law relied upon in reaching the decision. The place of arbitration shall be Hong Kong. The language of the arbitration shall be English. Subject to Section 11.10(a), the arbitral tribunal shall have the authority to determine questions and challenges to its own jurisdiction, including questions regarding the validity and scope of this Agreement. The decision of the arbitral tribunal shall be final and binding on the Parties and either Party may enter the decision of the arbitral tribunal for judgment in a court of competent jurisdiction. The existence of any arbitration commenced pursuant to this Section 11.10(b) shall be treated as Confidential Information of each Party for purposes of this Agreement and subject to the terms of Section 9.

Section 11.11.      Notices. All notices, consents, claims, waivers, requests and other communications hereunder shall be in writing and shall be delivered by email to the following address of each Party:

if to Nenter:

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Nenter & Co., Inc.

197 Oriental Road, High Tech Development Zone

Jingzhou, Hubei Province, 434000

Attention: Chairman of the Board of Directors

Attention: Chief Engineer

if to Amyris:

Amyris, Inc.

5885 Hollis Street, Ste. 100

Emeryville, CA 94608

Attention: CEO

Attention: General Counsel

Any such notices, consents, claims, waivers, requests and other communications sent by email shall be deemed to be delivered twenty-four (24) hours after such email is sent.

Section 11.12.      Interpretation. This Agreement is written and executed in, and all amendments or other communications under or in connection with this Agreement shall be in, the English language. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively. All references to “dollars” shall be deemed references to United States dollars. Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement. Accordingly, the Parties hereby waive the benefit of any rule of Applicable Law and any successor or amended statute, or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the Party that drafted such language.

Section 11.13.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures (including exchange of emailed .pdf files), and such signatures shall be deemed to bind each Party as if they were original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by persons duly authorized.

NENTER & CO., INC.

Signature:	/s/ Lie Quan Chen

Name:	Lie Quan Chen

Title:	Chairman of the Board

Signature Date:	October 26, 2016

AMYRIS, INC.

Signature:	/s/ Raffi Asadorian

Name:	Raffi Asadorian

Title:	Chief Financial Officer

Signature Date:	October 24, 2016

Schedule A to Cooperation Agreement

EXHIBIT A

Form of Warrant

[See attached.]

Exhibit A to Cooperation Agreement